Exhibit 3.1

CORRECTED
THIRD RESTATED
CERTIFICATE OF INCORPORATION
OF
INTEL CORPORATION
Intel Corporation, a Delaware corporation (the “Corporation”), does hereby certify, pursuant to Section 103 of the Delaware General Corporation Law (the “DGCL”) that:
1.The name of the Corporation is Intel Corporation.
2.The Corporation filed a Third Restated Certificate of Incorporation (the “Certificate”) with the Secretary of State of the State of Delaware on May 17, 2006, which requires correction as permitted by Section 103(f) of the DGCL.
3.The Certificate is an inaccurate record of the corporate action therein referred to because (i) the THIRD recital of the Certificate inadvertently states that the Certificate is without further amendment when the Certificate contains amendments therein; and (ii) the THIRD and FOURTH recitals of the Certificate inadvertently fail to reference that the Certificate was duly adopted pursuant to the provisions of Section 242 of the DGCL.
4.The title and text of the Certificate in correct form is attached hereto as Exhibit A.
[Signature page follows]

IN WITNESS WHEREOF, this Corrected Third Restated Certificate of Incorporation of Intel Corporation has been executed by a duly authorized officer of the Corporation on this 23rd day of October, 2023.
By: /s/Patrick Bombach
Patrick Bombach
Assistant Corporate Secretary

EXHIBIT A
THIRD RESTATED CERTIFICATE OF INCORPORATION
OF
INTEL CORPORATION
INTEL CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
FIRST: The name of the corporation is Intel Corporation.
SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on March 1, 1989, and the original name of the corporation was Intel Delaware Corporation. The first Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on May 11, 1993. The second Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on March 13, 2003.
THIRD: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the provisions of the Certificate of Incorporation as heretofore amended and supplemented are hereby amended, restated and integrated into the single instrument which is hereinafter set forth, and which is entitled “Third Restated Certificate of Incorporation of Intel Corporation.”
FOURTH: The Board of Directors of the corporation has duly adopted this Third Restated Certificate of Incorporation pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:
1.The name of the Corporation is Intel Corporation.
2.The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
3.The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
4.The total number of shares of all classes of stock that the Corporation is authorized to issue is ten billion fifty million (10,050,000,000) consisting of ten billion (10,000,000,000) shares of Common Stock with a par value of one-tenth of one cent ($.001) per share and fifty million (50,000,000) shares of Preferred Stock with a par value of one-tenth of one cent ($.001) per share. The Preferred Stock may be issued in one or more series, and the Board of Directors of the Corporation is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of Preferred Stock and (ii) to specify the number of shares of any series of Preferred Stock.
5.The Board of Directors is expressly authorized to make, alter, or repeal the bylaws of the Corporation.
6.Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
7.The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
8.To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article 8 does not affect the availability of equitable remedies for breach of fiduciary duties. Any repeal or modification of the provisions of this Article 8 by the stockholders of the Corporation shall not adversely affect any right or protection of any director existing at the time of such repeal or modification.
9.Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by the stockholders.